Exhibit 10.15

First Greenwich Kahala, Ltd. [LOGO]

Box 309GT
Ugland House
South Church Street
Georgetown
Cayman Islands

Mr.Sean Milton Stradbally North Clarinbridge Co. Galway Ireland

9 November 2010

Dear Sean

Further to our conversation about your providing services to First Greenwich Kahala Ltd (“FGK”), I have set forth below a description of the compensation and services to be provided.

Advisory Services:	The conditions and activities covered by this Agreement will fall into two distinct periods:
(i) Pre IPO Period.	During the period that FGK is exploring the possibility of completing an IPO for an affiliated company, Greenwich Kahala Aviation Ltd (“GKA”), you will provide financial advisory services to the firm to assist in completing the IPO. Such services will include working with AIB International Financial Services in preparing GKA for an effective financial outsourcing transfer and will include documenting business flows, preparing operating manuals and agreeing accounting policies. You win also work with GKA’s advisors, KPMG in preparing for IPO and completing audit and will perform other ad hoc duties associated with preparation for IPO and the setting up of a Dublin office.

(ii) Post IPO Period.	During this period you will provide Financial Controller services to GKA including SEC reporting, liaising with KPMG on audits and SEC reports, developing the relationship and ensuring the smooth running and accuracy of the output from AIB and the general supervision and development of the Finance function in GKA.

Compensation	FGK will pay fees to you of €500 per day and will reimburse you for all normal expenses incurred in the course of provision of such services. Normal expenses are deemed to include: overnight accommodation (when required), telephone costs, any necessary overseas travel costs and local mileage allowance. Compensation will be paid on a bi-monthly basis.
Duration:	This advisory services arrangement will end on March 31, 2011. In the pre IPO period, the arrangement will end with immediate effect on the abandonment, failure or deferral of the effort to complete the IPO. In the post IPO period, the arrangement can end on the provision of one month’s notice from either party.

This letter shall be governed by and construed in accordance with the laws of Ireland.

If the above terms are acceptable to you please sign and return one copy of this letter.

Best regards, /s/ Michael Howard Michael Howard	Accepted: /s/ Sean Milton Sean Milton